                                                                   EXHIBIT 10.11


                      INDEMNIFICATION AND VOTING AGREEMENT

         This Indemnification and Voting Agreement (this "AGREEMENT") between McAfee.com Corporation, a Delaware corporation ("MCAFEE.COM"), and Networks Associates, Inc., a Delaware corporation ("NAI"), is entered into on August 20, 1999, and shall be effective immediately upon the effective date of the initial public offering of McAfee.com's common stock (the "EFFECTIVE DATE").

                                    RECITALS

         WHEREAS, NAI has contributed substantially all the assets of its former consumer e-commerce division to McAfee.com in accordance with the Asset Contribution and Receivables Settlement Agreement effective as of January 1, 1999 between the parties (the "ASSET CONTRIBUTION AGREEMENT").

         WHEREAS, McAfee.com is considering an initial public offering of its stock.

         WHEREAS, the parties desire to set forth certain agreements regarding indemnification and voting.

         NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE I.

                                 INDEMNIFICATION

         SECTION 1.1.      INDEMNIFICATION BY NAI.

         (a) NAI Indemnification. NAI agrees, for itself and as agent for each of its subsidiaries, to indemnify, defend (or, where applicable, pay the defense costs for) and hold harmless McAfee.com from and against any and all claims, losses, expenses, liabilities or other damages, including reasonable attorneys' fees and costs of investigation, to the extent of the amount of such claim, loss, expense, liability or other damage (collectively "LOSSES") related to any Third Party Claim (as defined in Section 1.2(a) hereof) (whether known or unknown) relating to events or circumstances arising out of the actions or inaction of NAI or its subsidiaries, or their respective officers, directors or employees on or prior to the Effective Date.

         (b) Matters Not Covered. Notwithstanding the foregoing, NAI shall have no obligation to indemnify McAfee.com for (i) any obligations, payments, royalties or fees owed by or assumed by McAfee.com to NAI pursuant to any of the intercompany agreements entered into by the parties prior to the Effective Date;
(ii) any Losses resulting from Third Party Claims that are related to intellectual property developed by McAfee.com from the date hereof until the Effective Date; (iii) any obligations incurred by McAfee.com in the ordinary course of business; (iv) any Losses resulting from Third Party Claims made against McAfee.com alleging infringement of intellectual property rights unknown to the parties as of the Effective Date, which should be resolved pursuant to the separate technology cross license agreement between the parties; or (v) any Losses resulting from Third Party Claims related to, arising out of or resulting from any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading by McAfee.com, with respect to all information contained in any registration statement or any preliminary, final or supplemental prospectus forming a part of a registration statement filed by McAfee.com pursuant to the Securities Act of 1933, as amended.

         (c) Subsequent Losses Offset. In the event that NAI makes a payment to McAfee.com hereunder, and McAfee.com subsequently diminishes the Losses on account of which such payment was made, either directly or through a third-party recovery, McAfee.com will promptly repay NAI the amount by which the payment made by McAfee.com exceeds the actual cost of the indemnified Losses.


         SECTION 1.2.      PROCEDURES FOR DEFENSE, SETTLEMENT AND
INDEMNIFICATION OF THIRD PARTY CLAIMS.

         (a) Notice of Claims. If McAfee.com shall receive notice or otherwise learn of the assertion by a person (including any governmental authority) who is not NAI or any subsidiary of NAI of any claim or of the commencement by any such person of any action (collectively, a "THIRD PARTY CLAIM") with respect to which NAI may be obligated to provide indemnification to McAfee.com pursuant to
Section 1.1, McAfee.com shall give such NAI written notice thereof within ten
(10) days after becoming aware of such Third Party Claim. Any such notice shall describe the Third Party Claim in reasonable detail. Notwithstanding the foregoing, the delay or failure of McAfee.com to give notice as provided in this
Section 1.2(a) shall not relieve NAI of its obligations under this Article I, except to the extent that NAI is actually prejudiced by such delay or failure to give notice.

         (b) Claims Involving Commingled Products or Employees. If a Third Party Claim involves a commingled product with components supplied by both NAI and McAfee.com, or any similar claims involving both the NAI business and McAfee.com business (collectively, "COMMINGLED CLAIMS"), NAI, after reasonable consultation with McAfee.com, shall have the power to resolve whether and to the extent any Commingled Claim is a Loss to be indemnified by NAI pursuant to Section 1.1 hereof.

         (c) Defense of Claims. With respect to any Third Party Claims arising prior to the Effective Date, NAI shall manage the defense of, and may seek to settle or compromise, any such Third Party Claims.

         (d) Cooperation in Defense and Settlement. With respect to any Third Party Claim that implicates both NAI and McAfee.com in a material fashion due to the allocation of Losses, responsibilities for management of defense, the parties agree to cooperate fully and maintain a joint defense (in a manner that will preserve the attorney-client privilege with respect thereto) so as to minimize such Losses and defense costs associated therewith. The party that is not responsible for managing the defense of such Third Party Claims shall, upon reasonable request, be consulted with respect to significant matters relating thereto and may, if necessary or helpful, associate counsel to assist in the defense of such claims.

         (e) Dispute Resolution. If McAfee.com has any dispute, disagreement or claim arising out of or relating to this Agreement or to a breach hereof, including NAI's interpretation, performance or termination, McAfee.com shall promptly deliver a written notice to NAI of such dispute, disagreement or claim. Within ten (10) business days following McAfee.com's delivery of written notice of dispute, disagreement or claim, NAI shall either pay to McAfee.com the amount in dispute, or object in writing to McAfee.com. If such objection is made by NAI, the parties shall enter into good faith negotiations to resolve the dispute, disagreement or claim in a timely manner.

         SECTION 1.3.      ADDITIONAL MATTERS.

         (a) Substitution. In the event of an action in which NAI or a subsidiary of NAI (other than McAfee.com) is not a named defendant, if NAI or McAfee.com shall so request, the parties shall endeavor to substitute NAI (or a designated subsidiary) for McAfee.com. If such substitution or addition cannot be achieved for any reason or is not requested, the rights and obligations of the parties regarding indemnification and the management of the defense of claims as set forth in this Article I shall not be altered.

         (b) Subrogation. In the event of payment by or on behalf of NAI to or on behalf of McAfee.com in connection with any Third Party Claim, NAI shall be subrogated to and shall stand in the place of McAfee.com, in whole or in part based upon whether NAI has paid all or only part of McAfee.com's Loss, as to any events or circumstances in respect of which McAfee.com may have any right, defense or claim relating to such Third Party Claim against any claimant or plaintiff asserting such Third Party Claim or against any other person. McAfee.com shall cooperate with NAI in a reasonable manner, and at the cost and expense of NAI, in prosecuting any subrogated right, defense or claim.

                                   ARTICLE II.

                              VOTING FOR DIRECTORS

         SECTION 2.1. VOTING AGREEMENT. For so long as NAI, or any of its subsidiaries (other than McAfee.com) continues to hold at least twenty percent (20%) of the outstanding voting power of McAfee.com, NAI agrees to vote its share of McAfee.com's capital stock in favor of the election of two (2) independent directors as the term "independent director" is defined in Rule 4200 of the Nasdaq Stock Market Marketplace Rules.

                                  ARTICLE III.

                                  MISCELLANEOUS

         SECTION 3.1. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

         SECTION 3.2. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as to all matters regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

         SECTION 3.3. NOTICES. Any notice, demand, offer, request or other communication required or permitted to be given by either party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the party's General Counsel at the address of its principal executive office or such other address as a party may request by notifying the other in writing.

         SECTION 3.4 OTHER AGREEMENTS EVIDENCING INDEMNIFICATION OBLIGATIONS. NAI hereby agrees to execute, for the benefit of McAfee.com, such documents as may be reasonably requested by McAfee.com, evidencing NAI's agreement that the indemnification obligations of NAI set forth in this Agreement inure to the benefit of and are enforceable by McAfee.com.

         SECTION 3.5. BINDING EFFECT; Assignment. The rights and obligation in this Agreement may not be assigned by any party hereto without the express prior written consent of the other party hereto.

         SECTION 3.6. SEVERABILITY. If any term or other provision of this Agreement or the Schedules or Exhibits attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

         SECTION 3.7. FAILURE OR INDULGENCE NOT WAIVER. No failure or delay on the part of either party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

         SECTION 3.8. Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the parties to this Agreement.

         SECTION 3.9. AUTHORITY. Each of the parties hereto represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

         SECTION 3.10. INTERPRETATION. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.



         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized on the date first above written.



                                                 NETWORKS ASSOCIATES, INC.

                                                 By:    /s/ PRABHAT K. GOYAL
                                                        ------------------------
                                                 Name:  Prabhat K. Goyal
                                                 Title: Vice-President, Chief
                                                        Financial Officer


                                                 MCAFEE.COM CORPORATION

                                                 By:    /s/ SRIVATS SAMPATH
                                                        ------------------------
                                                 Name:  Srivats Sampath
                                                 Title: Chief Executive Officer